Exhibit 10.45
PLAINS ALL AMERICAN
PPX SUCCESSOR
LONG-TERM INCENTIVE PLAN
Section 1. Background.
     On November 15, 2006 (the “merger date”), Pacific Energy Partners, L.P. (“Pacific”) was merged with and into Plains All American Pipeline, L.P. (“PAA”). As of the merger date, Plains All American GP, LLC assumed the Amended and Restated Pacific Energy GP, LP Long-Term Incentive Plan (the “Pacific Legacy Plan”). On February 22, 2007, the Plains All American PPX Successor Long-Term Incentive Plan (this “Successor Plan”) was approved by the Board of Directors of Plains All American GP LLC. Capitalized terms used but not defined herein are defined in the Plains All American 2005 Long-Term Incentive Plan (the “2005 LTIP”)
Section 2. Units.
     A total of 999,809 Units (representing the units previously available under the Pacific Legacy Plan, after conversion at 0.77 Units for each Pacific unit) may be issued under this Successor Plan.
Section 3. Awards.
     For purposes of this Successor Plan, “Award” shall mean Options or Phantom Units (with or without tandem DERs) granted under the Successor Plan.
Section 4. Eligibility.
     Awards under this Successor Plan may only be made to (i) individuals employed by Pacific or its affiliates on the merger date or (ii) individuals hired by PAA or its affiliates at any time after the merger date.
Section 5. 2005 LTIP Governs.
     Awards with respect to Units that may be issued under the Successor Plan will be governed by and administered pursuant to terms and conditions set forth in the 2005 LTIP, except as such terms and conditions may be modified by the limitations set forth in the Successor Plan.
Section 6. Term.
     This Successor Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board or Units are no longer available for grants of Awards under this Successor Plan, whichever occurs first. However, unless otherwise expressly provided in this Successor Plan or in an applicable Award, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.